UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and statement of income for the fiscal year ended September 30, 2016, based upon the combined historical financial statements of ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) and Triton Miami, Inc. (“Triton Miami”).

The following unaudited pro forma condensed combined financial balance sheet and statement of income have been prepared to give effect to the completed acquisition.  The unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives effect to the acquisition as if it had occurred on September 30, 2016.  The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2016 gives effect to the acquisition as if it had occurred on October 1, 2015.  The unaudited pro forma condensed combined balance sheet and statement of income are derived from the unaudited historical financial statements of ADDvantage and Triton Miami for the fiscal year ended September 30, 2016.

The unaudited pro forma condensed combined financial balance sheet and statement of income are provided for informational purposes only and do not purport to be indicative of the Company’s combined financial position or combined results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the combined financial position or combined results of operations that may be obtained in the future.  The unaudited pro forma condensed combined financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the companies, as management is in the process of assessing what, if any, future actions are necessary.

The acquisition transaction was accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 3 to the unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the effective date of the acquisition.  The unaudited pro forma condensed combined financial statements reflect depreciation and amortization estimates, which are preliminary as our identification of the assets and liabilities acquired, and the fair value determinations thereof, for the acquisition has not been completed.  There is no guarantee that the preliminary fair value estimates, and consequently the unaudited pro forma condensed combined balance sheet and statement of income, will not change.  To the extent that the final acquisition accounting results in an increased allocation of goodwill recorded, this amount would not be subject to amortization, but would be subject to annual impairment testing.  To the extent that the final acquisition accounting results in a change to the preliminary computation of amortizable intangible assets, the amount would be subject to amortization, which would result in an increase or a decrease to the estimated pro forma income reflected in the accompanying unaudited pro forma condensed combined statement of income.  The Company has one year from the date of the acquisition to finalize the purchase price allocation.

The unaudited pro forma condensed combined balance sheet and statement of income should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of ADDvantage, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in ADDvantage’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed on December 13, 2016, and the audited historical financial statements and related notes of Triton Miami as of December 31, 2015 and 2014 (Exhibit 99.1).

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED COMBINED BALANCE SHEET
(UNAUDITED)

(In thousands)	Year Ended September 30, 2016
	ADDvantage	Triton Miami	Pro forma Adjustments	Note 5	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$4,508	$736	$(3,380)	a)	$1,864
Accounts receivable, net	4,279	1,347	–		5,626
Income tax receivable	481	–	–		481
Inventories, net	21,525	989	–		22,514
Prepaid expenses	323	1	–		324
Current portion due from related party	–	29	(29)	b)	–
Total current assets	31,116	3,102	(3,409)		30,809

Property and equipment, net	6,211	63	–		6,274
Investments in and loans to equity method investee	2,589	–	–		2,589
Due from related party, net of current portion	–	226	(226)	b)	–
Intangibles, net of accumulated amortization	4,974	–	4,853	c)	9,827
Goodwill	3,910	–	1,974	d)	5,884
Deferred income taxes	1,333	–	–		1,333
Other assets	135	7	–		142

Total assets	$50,268	$3,398	$3,192		$56,858

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,858	$505	$–		$2,363
Accrued expenses	1,324	186	–		1,510
Notes payable – current portion	900	75	1,204	e)	2,179
Other current liabilities	963	–	700	f)	1,663
Total current liabilities	5,045	766	1,904		7,715

Notes payable, less current portion	3,466	485	2,235		6,186
Other liabilities	132	–	1,200	e)	1,332
Total liabilities	8,643	1,251	5,339		15,233

Shareholders’ equity:
Common stock	106	79	(79)	g)	106
Paid-in capital	(4,917)	–	–		(4,917)
Retained earnings	47,436	2,068	(2,068)	g)	47,436
Total shareholders’ equity before treasury stock	42,625	2,147	(2,147)		42,625
Less: Treasury stock, at cost	(1,000)	–	–		(1,000)
Total shareholders’ equity	41,625	2,147	(2,147)		41,625

Total liabilities and shareholders’ equity	$50,268	$3,398	$3,192		$56,858

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED COMBINED STATEMENT OF INCOME
(UNAUDITED)

(In thousands, except per share amounts)	Year Ended September 30, 2016
	ADDvantage	Triton Miami	Pro forma Adjustments		Note 5	Pro forma Combined

Sales	$38,663	$13,581	$	−		$52,244
Cost of sales	26,222	9,127		−		35,349
Gross profit	12,441	4,454		−		16,895
Operating, selling, general and administrative expenses	12,097	2,159		1,447	h)	15,703
Income from operations	344	2,295		(1,447)		1,192
Other income (expense):
Other income	459	–		–		459
Interest income	91	–		–		91
Loss from equity method investee	(185)	–		–		(185)
Interest expense	(236)	(27)		(176)	i)	(439)
Total other income (expense), net	129	(27)		(176)		(74)

Income before income taxes	473	2,268		(1,623)		1,118
Provision for income taxes	179	862		(617)	j)	424
Net income	$294	$1,406		$(1,006)		$694

Earnings per share:
Basic	$0.03					$0.07
Diluted	$0.03					$0.07

Shares used in per share calculation:
Basic	10,107,483					10,107,483
Diluted	10,111,545					10,111,545

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial balance sheet and statement of income have been prepared by ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in the Company’s Form 8-K/A prepared and filed in connection with the acquisition.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations.  However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The following unaudited pro forma condensed combined financial statement of income have been prepared to give effect to the completed acquisition.  The unaudited pro forma condensed combined balance sheet as of September 30, 2016 gives effect to the acquisition as if it had occurred on September 30, 2016.  The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2016 gives effect to the acquisition as if it had occurred on October 1, 2015.  The unaudited pro forma condensed combined balance sheet and statement of income are derived from the unaudited historical financial statements of ADDvantage and Triton Miami for the fiscal year ended September 30, 2016.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s combined financial position or combined results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the combined financial position or combined results of operations that may be obtained in the future.

Note 2 – Description of Transaction

On October 14, 2016, the Company acquired substantially all the net assets of Triton Miami, a provider of new and refurbished enterprise networking products, including IP desktop phones, enterprise switches and wireless routers.  This acquisition, along with its retained management team, is part of the overall growth strategy of the Company in that it further diversifies the Company into the broader telecommunications industry by reselling refurbished products into the enterprise customer market.  The Company has formed a new subsidiary called ADDvantage Triton, LLC (“Triton”).

Note 3 – Preliminary Purchase Price Allocation

On October 14, 2016, ADDvantage completed the acquisition.  The unaudited pro forma condensed combined financial statement of income has been prepared to give effect to the completed acquisition, which was accounted for under the acquisition method of accounting. The preliminary estimated purchase price for Triton Miami includes the following:

Upfront cash payments, net of cash received	$6,500,000
Deferred guaranteed payments (a)	1,897,372
Working capital purchase adjustment	143,540
Net purchase price	$8,540,912

(a)
This amount represents the present value of $2.0 million in deferred payments, which will be paid in equal annual installments over the next three years.  These deferred payments are recorded in other current liabilities ($0.7 million) and other long-term liabilities ($1.2 million).

The Company will also make annual payments to the Triton Miami owners, if they have not resigned from Triton, over the next three years equal to 60% of Triton’s annual EBITDA in excess of $1.2 million per year.  The Company will recognize the payments ratably over the three year period as compensation expense.

Under the acquisition method of accounting, the total estimated purchase price is allocated to Triton’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of October 14, 2016, the effective date of the acquisition. Any remaining amount is recorded as goodwill.

The following summarizes the preliminary purchase price allocation of the fair value of the assets acquired and the liabilities assumed at October 14, 2016:

Assets acquired:	(in thousands)
Accounts receivable	$1,117
Inventories	1,109
Property and equipment, net	63
Other non-current assets	1
Intangible assets	4,853
Goodwill	2,132
Total assets acquired	9,275

Liabilities assumed:
Accounts payable	584
Accrued expenses	150
Total liabilities assumed	734
Net purchase price	$8,541

The acquired intangible assets of approximately $4.9 million consist of trade name, customer relationships, and non-compete agreements with the owners of Triton Miami.

The Company has one year from the date of the acquisition to finalize the purchase price allocation, and there may be a material change in the purchase price allocation as presented.  The Company is still working with its valuation experts on the valuation of identifiable intangibles and inventories for which any change may impact the goodwill amount recorded.  If information becomes available which would indicate material adjustments are required to the preliminary purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Note 4 – Line of Credit and Notes Payable

In connection with the acquisition of Triton Miami, ADDvantage entered into a $4.0 million term loan, which is due on October 14, 2019.  The interest rate is a fixed rate of 4.40%.

Note 5 - Pro Forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to Triton’s net assets and liabilities.

The specific pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and income statement are as follows:

a)	To record the following adjustments:
1)	To adjust Triton Miami’s cash and cash equivalents not acquired by ADDvantage.
2)	To record $4.0 million of cash proceeds from the term loan entered into by ADDvantage (see Note 4)
3)	To record $6.6 million of cash paid to Triton Miami in connection with the acquisition (see Note 3).

b)	To adjust Triton Miami’s notes receivable from a related party not acquired by ADDvantage.

c)	To record the increase in intangibles assets due to the preliminary valuation of Triton’s intangible assets at fair value as follows (in thousands):

Fair Value
Trade name	$826
Customer relationships	3,907
Non-compete agreements	120
$4,853

d)	To record goodwill due to the preliminary purchase price allocation (see Note 3).

e)	To record the following adjustments:
1)	To adjust Triton Miami’s notes payable not acquired by ADDvantage.
2)	To record the term loan entered into in connection with the acquisition (see Note 4).

f)	To record the deferred guaranteed payments (see Note 3).

g)	To adjust Triton Miami’s shareholders’ equity not acquired by ADDvantage.

h)	To record the following adjustments:
1) An increase in amortization expense due to the preliminary valuation of Triton’s intangible assets at fair value as follows (in thousands):

	Fair Value	Useful Life (in years)	For the year ended September 30, 2016
Trade name	$826	10	$83
Customer relationships	3,907	7	558
Non-compete agreements	120	3	40
	$4,853		$681

2) An increase in general and administrative expenses of $42,000 for the year ended September 30, 2016, related to a net increase in personnel costs resulting from implementation of employee benefits, partially offset by decreased salaries.

3) An increase in general and administrative expenses of $0.2 million for the year ended September 30, 2016 for acquisition-related costs assuming that the acquisition occurred October 1, 2015.

4) An increase in general and administrative expenses of $0.6 million for the annual earn-out payment.

i)	To record an increase in interest expense of $0.2 million for the year ended September 30, 2016 in connection with the $4.0 million term loan entered into by ADDvantage (see Note 4).

j)	To record the tax effect of an assumed statutory income tax rate of 38% on all adjustments.

Note 6 - Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share is based on the weighted average number of shares of ADDvantage’s stock outstanding during the period.  No shares of ADDvantage’s stock were issued as consideration in the acquisition.